EXHIBIT 10.1

BioLargo, Inc.

Engagement Agreement

Advisor	CFO 911 will be the exclusive accounting and financial advisor (“Advisor”) responsible for completion of the project during the engagement (the “Agreement”).

Role	Advisor designates Charles K. Dargan II to act as the Company’s Chief Financial Officer, overseeing all of BioLargo, Inc. (the “Company”) financial management and accounting activities, including helping design and oversee an efficient monthly accounting closing process, review of the Company’s monthly financial statements and implementation of the Company’s reporting on Form 10, liaison with the Company’s external accountants on a monthly or quarterly basis and certifying the Company’s public financial statements as the Company’s Chief Financial Officer. The Company accepts Charles K. Dargan as its Chief Financial Officer.

Term	One year commencing February 1, 2008 (the “Term”), with appropriate extensions as agreed to by the Advisor and the Company. Notwithstanding the foregoing, either party may terminate this Agreement upon 30 days’ written notice.

Compensation:	The Advisor shall be compensated as follows:

On an ongoing monthly basis over the Term, a fee of $ 4,000 a month, payable in advance, for performing the services detailed above (under the “Role” section) in those months where a 10K or 10q SEC financial filing is not required. In those months where a 10K or 10Q SEC financial filing is required, a fee of $8,000 a month will be paid for performing the services detailed above. When filing the next 10K for March 31, 2008, based on the work involved and the state of the 10K, an additional fee may be required, as mutually agreed to by the Advisor and the Company.

In addition to the cash compensation specified above, the Advisor will be issued stock options over the Term, as follows:

•     an option to purchase .50,000 shares of the Company’s common stock, granted on February 1, 2008, at an exercise price equal to the closing price of a share of the Company’s common stock on the grant date, such option to vest in full 90 days after grant; and

•     options to purchase 10,000 shares of the Company’s common stock, each such option to be granted on the last day of each month commencing April 2008 and ending January 2009, provided that this Agreement has not been terminated prior to each such grant date, at an exercise price equal to the closing price of a share of the Company’s common stock on each grant date, each such option to be fully vested upon grant.

Expenses	Reimbursement of all authorized out-of-pocket expenses (including fees and disbursements of professionals such as legal counsel, if required).

Indemnification	Customary indemnification normally accorded to accounting and financial advisors shall hold harmless the Advisor from any losses, claims or damages resulting from the Advisor’s services, except as delineated in the Chief Financial Officer Certification requirements of the Sarbanes Oxley Act. A separate indemnification agreement shall be executed in a form satisfactory to the Advisor.

In the event the Advisor is called to testify, provide legal support or be a witness on behalf of the Company for any event at any time, all legal expenses and professional time will be reimbursed by the Company.

Arbitration	Any dispute between the Advisor and the Company regarding the construction or application of the Agreement and the related services will, upon a written request, be submitted to arbitration, and this arbitration shall comply with and be governed by the provisions of the American Arbitration Association and shall take place in Los Angeles, California. The prevailing party shall be entitled to attorney fees and costs incurred in connection with any such dispute.

Governing Law	This Agreement shall be governed by the laws of the State of California. Further, no change or modification of this Agreement shall be valid or binding unless such change or modification shall be in writing.

AGREED TO AND ACCEPTED THIS 1st DAY OF FEBRUARY, 2008

CFO 911	BioLargo, Inc.
8055 W. Manchester Ave., Suite 405	2603 Main Street, Ste. 1155
Playa del Rey, CA 90232	Irvine, CA 92614

By:	/s/ Mr. Charles K. Dargan II	By:	/s/ Mr. Dennis Calvert
Name:	Mr. Charles K. Dargan II	Name:	Mr. Dennis Calvert
Title:	Principal	Title:	President

Scope Letter

The scope of the Agreement (the “Agreement”) dated as of February 1, 2008, by and between CFO 911 (the “Advisor”) and BioLargo, Inc. (the “Company”) is limited the details herein. The tasks to be performed as delineated herein are to be completed within the term of the Agreement. The scope of the Agreement may only be modified by written consent of both the Advisor and the Company.

The tasks are as follows:

1.	Review and establish the Company’s monthly accounting closing process for the timely production of financial statements.

2.	Specific additional activities shall include but not be limited to:

A.	Review and implement production of the Company’s monthly financial statements and quarterly and annual reporting on Forms 10Q and 10K, respectively.

B.	Establish other financial and accounting processes, if requested, such as budgeting, forecasting and the development of operating metrics.

C.	Act as the liaison with the Company’s eXternal accountants and the Audit Committee of the Board of Directors,

D.	Certify the Company’s public financial statements as the Company’s Chief Financial Officer.

E,	Transition to the permanent Chief Financial Officer, at the appropriate time,

F.	Assistance with the design and implementation of internal controls in accordance with the requirements of the Sarbanes-Oxley ACt of 2002, as amended, end the rules and regulations of the Securities and Exchange Commission and the various stock exchanges applicable to the Company.

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Caveats:

1.	The Company shall have a sufficient 10K or 10Q document with sufficient disclosures, as mutually decided by the Company and the Advisor. If net, then an additional fee will be charged as discussed in the Agreement.

2.	The Company shall also be successful in raising interim capital and long-term equity capital as discussed with management, in order to maintain the operations of the Company.

AGREED TO AND ACCEPTED THIS 1st DAY OF FEBRUARY, 2008

CFO 911	BioLargo, Inc.
8055 W. Manchester Ave., Suite 405	2603 Main Street, Ste. 1155
Playa del Rey, CA 90232	Irvine, CA 92614

By:	/s/ Mr. Charles K. Dargan II	By:	/s/ Mr. Dennis Calvert
Name:	Mr. Charles K. Dargan II	Name:	Mr. Dennis Calvert
Title:	Principal	Title:	President

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